UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                            DESIGN WITHIN REACH, INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                    250557105
                                 (CUSIP Number)

                                  MARC J. LEDER
                                RODGER R. KROUSE
                           SUN CAPITAL SECURITIES, LLC
                       5200 TOWN CENTER CIRCLE, SUITE 470
                            BOCA RATON, FLORIDA 33486
                                 (561) 394-0550
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                -with a copy to-

                            CLIFFORD E. NEIMETH, ESQ.
                             GREENBERG TRAURIG, LLP
                              THE METLIFE BUILDING
                                 200 PARK AVENUE
                               NEW YORK, NY 10166
                                 (212) 801-9200

                                JANUARY 22, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             SCSF Equities, LLC                          20-2978626
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
      DELAWARE
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
      NUMBER OF                -0-  (See Item 5)
       SHARES      -------------------------------------------------------------
    BENEFICIALLY         8.    SHARED VOTING POWER
      OWNED BY                 2,123,200 (See Item 5)
   EACH REPORTING  -------------------------------------------------------------
      PERSON             9.     SOLE DISPOSITIVE POWER
       WITH                    -0-  (See Item 5)
                   -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             Sun Capital Securities Offshore Fund, Ltd.        20-4202392
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
             Cayman Islands
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               -0-  (See Item 5)
      NUMBER OF    -------------------------------------------------------------
       SHARES            8.    SHARED VOTING POWER
    BENEFICIALLY               2,123,200 (See Item 5)
      OWNED BY     -------------------------------------------------------------
   EACH REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON                   -0-  (See Item 5)
       WITH        -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             Sun Capital Securities Fund, LP             20-0768577
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               -0-  (See Item 5)
      NUMBER OF    -------------------------------------------------------------
       SHARES            8.    SHARED VOTING POWER
    BENEFICIALLY               2,123,200 (See Item 5)
      OWNED BY     -------------------------------------------------------------
   EACH REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON                   -0-  (See Item 5)
       WITH        -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             Sun Capital Securities Advisors, LP         20-0768517
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               -0-  (See Item 5)
      NUMBER OF    -------------------------------------------------------------
       SHARES            8.    SHARED VOTING POWER
    BENEFICIALLY               2,123,200 (See Item 5)
      OWNED BY     -------------------------------------------------------------
   EACH REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON                   -0-  (See Item 5)
       WITH        -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             Sun Capital Securities, LLC                 20-0768441
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               -0-  (See Item 5)
      NUMBER OF    -------------------------------------------------------------
       SHARES            8.    SHARED VOTING POWER
    BENEFICIALLY               2,123,200 (See Item 5)
      OWNED BY     -------------------------------------------------------------
   EACH REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON                   -0-  (See Item 5)
       WITH        -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             Mark J. Leder
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               -0-  (See Item 5)
      NUMBER OF    -------------------------------------------------------------
       SHARES            8.    SHARED VOTING POWER
    BENEFICIALLY               2,123,200 (See Item 5)
      OWNED BY     -------------------------------------------------------------
   EACH REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON                   -0-  (See Item 5)
       WITH        -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 250557105
--------------------------------------------------------------------------------
      1.     NAME OF REPORTING PERSON:
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

             Rodger R. Krouse
--------------------------------------------------------------------------------
      2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a)  [ ]
                                                         (b)  |X|
--------------------------------------------------------------------------------
      3.     SEC USE ONLY
--------------------------------------------------------------------------------
      4.     SOURCE OF FUNDS (See Instructions)
             OO
--------------------------------------------------------------------------------
      5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
--------------------------------------------------------------------------------
      6.     CITIZENSHIP OR PLACE OF ORGANIZATION
             United States
--------------------------------------------------------------------------------
                         7.    SOLE VOTING POWER
                               -0-  (See Item 5)
      NUMBER OF    -------------------------------------------------------------
       SHARES            8.    SHARED VOTING POWER
    BENEFICIALLY               2,123,200 (See Item 5)
      OWNED BY     -------------------------------------------------------------
   EACH REPORTING        9.    SOLE DISPOSITIVE POWER
      PERSON                   -0-  (See Item 5)
       WITH        -------------------------------------------------------------
                        10.    SHARED DISPOSITIVE POWER
                               2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,123,200 (See Item 5)
--------------------------------------------------------------------------------
     12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
--------------------------------------------------------------------------------
     13.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             14.7%
--------------------------------------------------------------------------------
     14.     TYPE OF REPORTING PERSON (See Instructions)
             IN
--------------------------------------------------------------------------------

         This Amendment No. 5 relates to and amends the Statement of Beneficial Ownership on Schedule 13D of SCSF Equities, LLC, a Delaware limited liability company, Sun Capital Securities Offshore Fund, Ltd., a Cayman Islands corporation, Sun Capital Securities Fund, LP, a Delaware limited partnership, Sun Capital Securities Advisors, LP, a Delaware limited partnership, Sun Capital Securities, LLC, a Delaware limited liability company, Marc J. Leder and Rodger
R. Krouse (collectively, the "Reporting Persons"), initially filed jointly by the Reporting Persons with the Securities and Exchange Commission on May 12, 2006, as heretofore amended by Amendments No. 1, 2, 3 and 4 thereto (as heretofore and hereby amended, the "Schedule 13D"), with respect to the Common Stock, par value $0.001 per share, of Design Within Reach, Inc., a Delaware corporation (the "Issuer").

         Items 4 and 7 of the Schedule 13D are hereby amended as hereinafter expressly set forth. All capitalized terms used and not expressly defined herein have the respective meanings ascribed to such terms in the Schedule 13D.

ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 of the Schedule 13D is hereby amended to add the following:

         Following the resignation of the Issuer's founder-director, Mr. Robert Forbes, Jr., and a recent dialogue between representatives of the Reporting Persons and the Issuer's President and Chief Executive Officer, the Reporting Persons have been invited to consult with and assist the Issuer's management and Board regarding the Issuer's Board composition, and to participate in the submission, evaulation and selection of potential director candidates.

         The Reporting Persons expressly reserve all of their rights with respect to all actions referred to under, and reconfirm all of their statements previously made in response to, Item 4 of Schedule 13D.

ITEM 7.  MATERIALS TO BE FILED AS EXHIBITS.

         Item 7 of the Schedule 13D is hereby amended to add the following:

              Exhibit A        Joint Filing Agreement dated January 22, 2007,
                               by and among each of the Reporting Persons.

              Exhibit B        Limited Power of Attorney dated June 29, 2006,
                               by and among the Reporting Persons (incorporated herein by reference to Exhibit B to Amendment No.
                               3 to the Schedule 13D filed by the Reporting
                               Persons on July 14, 2006).

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 22, 2007             SCSF EQUITIES, LLC

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES OFFSHORE FUND, LTD.

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES FUND, LP

                                     By:   Sun Capital Securities Advisors, LP
                                     Its:  General Partner

                                     By:   Sun Capital Securities, LLC
                                     Its:  General Partner

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES ADVISORS, LP

                                     By:   Sun Capital Securities, LLCP
                                     Its:  General Partner

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES, LLC

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     *
                                     -------------------------------------------
                                     Marc J. Leder


                                     *
                                     -------------------------------------------
                                     Rodger R. Krouse



         The undersigned, by signing his name hereto, does sign and execute this Amendment No. 5 to Schedule 13D pursuant to the Limited Power of Attorney executed by the above Reporting Persons and incorporated by reference hereto on behalf of the Reporting Persons.

Dated:      January 22, 2007         *By: /s/ Michael H. Kalb Attorney in Fact
                                          -------------------
                                          Michael H. Kalb

                                    EXHIBIT A
                       SCHEDULE 13D JOINT FILING AGREEMENT

         In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file this amendment to the Schedule 13D to which this joint filing agreement is attached, and any and all future amendments to the Schedule 13D, and have duly executed this joint filing agreement as of the date set forth below.

Dated:  January 22, 2007             SCSF EQUITIES, LLC

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES OFFSHORE FUND, LTD.

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES FUND, LP

                                     By:   Sun Capital Securities Advisors, LP
                                     Its:  General Partner

                                     By:   Sun Capital Securities, LLC
                                     Its:  General Partner

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO


                                     SCSF CAPITAL SECURITIES ADVISORS, LP

                                     By:   Sun Capital Securities, LLCP
                                     Its:  General Partner

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     SCSF CAPITAL SECURITIES, LLC

                                     By:*
                                        ----------------------------------------
                                     Name: Marc J. Leder
                                     Its:  Co-CEO

                                     *
                                     -------------------------------------------
                                     Marc J. Leder


                                     *
                                     -------------------------------------------
                                     Rodger R. Krouse


         The undersigned, by signing his name hereto, does sign and execute this Joint Filing Agreement pursuant to the Limited Power of Attorney executed by the above Reporting Persons and incorporated by reference hereto on behalf of the Reporting Persons.

Dated:      January 22, 2007         *By:  /s/ Michael H. Kalb Attorney in Fact
                                           -------------------
                                           Michael H. Kalb